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                                                                    EXHIBIT 99.6

                          MEDICAL MANAGER CORPORATION
                           669 RIVER DRIVE, CENTER 2
                      ELMWOOD PARK, NEW JERSEY 07407-1361

                                           , 2000

Dear Medical Manager Stockholder:

     You are cordially invited to attend a special meeting of stockholders of
Medical Manager Corporation to be held at           , on             , 2000, at
       a.m., Eastern time. At the special meeting, you will be asked to consider and vote upon a proposal to approve a merger of Medical Manager into Healtheon/WebMD Corporation. In the merger, each outstanding share of common stock of Medical Manager will be converted into 2.5 shares of common stock of Healtheon/WebMD.

     CareInsite, Inc., a majority owned subsidiary of Medical Manager, has also agreed to be acquired by Healtheon/WebMD. CareInsite will merge with a wholly owned subsidiary of Healtheon/WebMD, and each outstanding share of common stock of CareInsite not indirectly or directly owned by Medical Manager will be converted into 1.3 shares of common stock of Healtheon/WebMD. The Medical Manager merger is conditioned upon all of the conditions of the CareInsite merger being satisfied.

     The transactions will bring together companies with complementary strengths and with the shared goals of reducing healthcare costs and improving the quality of care through innovative healthcare network and e-commerce services.

     THE BOARD OF DIRECTORS OF MEDICAL MANAGER BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF OUR STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER.

     All stockholders are invited to attend the special meeting in person. Your participation at the special meeting, in person or by proxy, is important. The merger of Medical Manager and Healtheon/WebMD cannot be completed without the approval of the holders of a majority of the outstanding common stock of Medical Manager. Whether or not you expect to attend the special meeting in person, please complete, sign, date and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope. Each proxy is revocable and will not affect your right to vote in person in the event you attend the special meeting.

     The proxy statement/prospectus that accompanies this letter presents the details of the proposed merger. We encourage you to read the entire document carefully.

     Thank you and I look forward to seeing you at the meeting.

                                       Sincerely,

                                       Martin J. Wygod
                                       Chairman of the Board